Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236458

Registration No. 333-236458-01

Pricing Supplement No. 2022-5

Pricing Supplement

(To Prospectus dated May 6, 2022)

iCap Vault 1, LLC

$500,000,000

Demand Notes

The Demand Notes

will be Fully and Unconditionally Guaranteed by

Vault Holding 1, LLC

The floating rate of interest (the “Floating Rate”) of the Variable Denomination Floating Rate Demand Notes of iCap Vault 1, LLC, marketed and sold as “Demand Notes” (the “Notes”), (including any Notes purchased with reinvested interest) will be reset on January 1, 2023 to 2.24% (effective on January 1, 2023) for the first quarter of 2023 (January 1, 2023 through March 31, 2023). The Floating Rate is based on a rate per annum equal to the Average Savings Account Rate posted by the FDIC on November 21, 2022 (0.24%) plus 2.00%.

This reset of the Floating Rate of the Notes (including the Notes purchased with reinvested interest) is also disclosed on the website of iCap Vault 1, LLC at www.icapequity.com/vault.

The Date of this Pricing Supplement is December 30, 2022